Exhibit 99.2

MANNKIND CORPORATION

Common Stock

(par value $0.01 per share)

Amendment No. 1 to

At-The-Market Issuance Sales Agreement

September 4, 2015

MLV & Co. LLC

1251 Avenue of the Americas

41st Floor

New York, NY 10020

Ladies and Gentlemen:

This Amendment No. 1 to At-The-Market Issuance Sales Agreement, dated as of the date first set forth above (this “Amendment”) amends that certain At-the-Market Issuance Sales Agreement, dated as of March 3, 2014 (the “Agreement”), by and between MLV & Co. LLC (“MLV”) and MannKind Corporation, a Delaware corporation (the “Company”). Capitalized terms not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Agreement.

BACKGROUND

A. On March 3, 2014, the Company and MLV entered into the Agreement, which provided for the issuance and sale from time to time of up to $50,000,000 of Common Stock under the Company’s registration statement on Form S-3 (Registration No. 333-183679) (the “Old Registration Statement”).

B. The Old Registration Statement expired on the third anniversary of the effective date, which was August 31, 2012.

C. The parties now wish to amend the Agreement in order to allow the continued offer and sale of up to $50,000,000 of shares of Common Stock under a separate registration statement on Form S-3 (Registration No. 333-206778) (the “New Registration Statement”).

AGREEMENT

In consideration of the foregoing, the parties hereby agree as follows:

1. Filing of New Registration Statement. The term “Registration Statement” in the Agreement shall be deemed to mean, prior to August 31, 2015, the Old Registration Statement and from and after the date of this Amendment, the New Registration Statement. Sales under the New Registration Statement may commence at any time after the filing of a prospectus supplement pursuant to Rule 424(b) under the Securities Act, which shall contain substantially the same plan of distribution as contained in the prospectus supplement filed with respect to the Old Registration Statement (the “New Prospectus Supplement”). References in the Agreement, as amended, to the “Prospectus” shall, with respect to sales made under the New Registration Statement, refer to the New Prospectus Supplement and the base prospectus dated on or about the date of this Amendment and related to the New Registration Statement.

2. Amendment to Aggregate Offering Price. The aggregate offering price of all Placement Shares that may be issued and sold through MLV under the Agreement on or after the date of this Amendment shall be equal to $50,000,000 less the aggregate offering price of any Common Stock sold pursuant to the Concurrent Facility Agreement on or after the date of this Amendment, and subject to the other limitations set forth in the Agreement.

3. Amendment to Concurrent Facility Agreement. The term “Concurrent Facility Agreement” in the Agreement shall be deemed to mean, from and after the date of this Amendment, the Concurrent Facility Agreement as amended pursuant to an amendment in substantially similar form to this Amendment, dated on or about the date hereof.

4. Representations and Warranties. The Company hereby represents and warrants that the representations and warranties of the Company, as set forth in Section 6 of the Agreement, are true and correct as of the date of this Amendment.

5. Miscellaneous. All other terms of the Agreement shall remain in full force and effect including, without limitation, all indemnification and contribution terms set forth therein.

If the foregoing correctly sets forth the understanding between the Company and MLV, please so indicate in the space provided below for that purpose, whereupon this Amendment shall constitute a binding agreement between the Company and MLV.

Very truly yours,

MANNKIND CORPORATION

By:	/s/ Matthew J. Pfeffer
Name: Matthew J. Pfeffer
Title: Corporate Vice President and CFO

ACCEPTED as of the date first-above written:

MLV & Co. LLC

By:	/s/ Patrice McNicoll
Name:	Patrice McNicoll
Title:	Chief Executive Officer